Employee Agreement

February 13, 2013
Mr. David Unger
Chairman of the Board of Directors
MFRI, Inc.

Re: Continuing Employment with MFRI, Inc.

Dear David:

I am pleased to set forth the terms of your continuing employment as an employee with MFRI, Inc.
(the "Company"), effective February 1, 2013:

•	Title: Chairman of the Board of Directors and Executive Advisor to the Chief Executive Officer

•	Term: February 1,2013 until January 31, 2015

•	Reports to: The President and Chief Executive Officer of the Company

•	Base Salary: $160,650 per year, payable from February 1,2013 through the fiscal year ending January 31, 2015 (the "Base Compensation Period").

•
Incentive Compensation: You will be participating in the incentive program described at the bottom of page 17 of the proxy filing for the fiscal year ending January 31, 2012. Your incentive earnings for the fiscal years ending January 31, 2014 and January 31, 2015 will be payable each year at the same time the other executive officer incentives are paid. When the Company performance results for the fiscal year ending January 31 , 2016 are complete, it is the intention of the Board of Directors to discuss the advisability of an incentive award to you based on the employee incentive system in place for FY2016 and for your contribution toward the Company's performance leading up to and including FY2016. These amounts will be paid on or prior to March 15 of the calendar year that begins immediately following the close of the applicable fiscal year.

•
Health Insurance: You and Mrs. Unger will continue to be enrolled in the MFRI Premium BCSS health insurance program, and you will continue to pay $4,020 per year of this premium through the Company's section 125 plan.

•
Other Insurance Payments: We anticipate that the grants by the Board of Directors, through a non-qualified plan, to its senior staff will continue to be requested and approved unless conditions indicate otherwise. In lieu of a non-qualified plan grant, you may continue to receive an equivalent amount to use to pay insurance premiums for an existing Pacific Life second to die life insurance policy and for John Hancock long term care policies for you and Mrs. Unger.

•	401-K Match: As an employee, you will continue to be eligible for the 401-K match of 3%, up to a maximum of $360,000, or $4,820.

•
Stock Options: During the Base Compensation Period, you shall receive option and/or stock awards as a participant of the MFRI, Inc. 2004 Stock Incentive Plan (the "Plan") at the block I level, as do other senior staff. Your outstanding employee stock options will all immediately vest on January 31, 2013. The terms of each option will be amended to provide that instead of expiring upon your death or termination of service with the Company, such options will continue to be exercisable for their entire original ten (10) year term. In the event of your death within the ten (10) year term, the options will be exercisable during their ten (10) year term by your personal representative at any time prior to their expiration. With respect to employee options granted to you after January 31, 2013, your options will be at the same price and term granted to Tier One officers. However, the options will vest in two annual installments for the 2013 grant and one annual installment for the 2014 grant. In the event of your death, options granted in years 2013 and 2014 will vest upon your death and be exercisable for the entire ten (l0) year term by your personal representative at any time prior to their expiration.

•	Benefits: All other company benefits available to MFRI, Inc. employees will also be extended to you during the Base Compensation Period.

•	Other Provisions: The Company will also transfer to you its rights to a portion of the cash value under the Pacific Life insurance policy on your life, which amounted to $119,645 as of January 30, 2013. In the event of your death during the term of this agreement, any amounts due or to become due to you in the future under this Agreement shall be paid to your estate or to your designated beneficiary.

Sincerely,

s/s Bradley Mautner
Bradley Mautner
President and CEO
MFRI, Inc.

ACKNOWLEDGEMENT AND ACCEPTANCE

I, David Unger, hereby acknowledge the terms of employment as outlined in this letter dated as of February 13, 2013 and agree to continued employment under the terms and conditions set therein.

s/s David Unger                     2/15/2013
David Unger                         Date